The Mosaic Company The Mosaic Company Merrill Lynch Brazil Panel Merrill Lynch Brazil Panel Exhibit 99.2

Thank you Don. I am very pleased to be here today on this panel to discuss Brazil, where Mosaic has a strong presence. 1

Safe Harbor Statement
Safe Harbor Statement
Certain statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995.  Although we believe the assumptions made in connection with the forward-looking statements are reasonable, they do involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of
The Mosaic Company, or industry results generally, to be materially different from those contemplated or projected, forecasted, estimated or budgeted (whether express or implied) by such statements.
These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates;
international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; the ability to successfully integrate the former operations of Cargill Crop Nutrition and IMC Global Inc. and the ability to fully realize the expected cost savings from their business combination within expected time frames; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management’s current estimates; realization of management’s expectations regarding reduced raw material or operating costs, reduced capital expenditures and improved cash flow and anticipated time frames for the closures and the ability to obtain any requisite waivers or amendments from regulatory agencies with oversight of The Mosaic Company or its phosphate business; management's estimates of the current volumes of brine inflows at the Company's Esterhazy mines, the available capacity of brine storage reservoirs at the Esterhazy mines, the possibility that the rate of the brine inflows could materially increase, management's expectations regarding the potential efficacy of remedial measures to control the brine inflows, and the level of capital and operating expenditures necessary to control the inflows; accidents involving our operations, including mine fires, floods and potential explosions or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic
Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
This presentation may not be distributed, reproduced, or used without the express written consent of
The Mosaic Company.

I want to remind you that this presentation contains forward-looking statements.
The remarks we make are based on information and understandings we believe to be accurate as of today’s date, June 5th, 2007.
Actual results are likely to differ from those set forth in the forward looking statements.
2

Mosaic In Brazil Mosaic In Brazil Candeias Uberaba Cubatao Complex Paranaguá Complex Porto Alegre Alto Araguaia Sorriso Rio Verde

In Brazil, Mosaic is the one of the largest producers and distributors of blended fertilizers for agricultural use in Brazil. We produce single super phosphates and specialized NPK’s at Cubatao and Paranagua and also have a deep water port at Paranagua, which provides strategic access to a very important market.
We also produce feed phosphate products in Brazil.
Mosaic is also an investment partner in Fosfertil, the largest phosphates producer in Brazil.
Finally, we have over 1000 employees in Brazil who are driven to succeed in one of the largest agricultural growth engines in the world.
3

Brazilian demand surpasses
record levels in ‘03/04
Brazilian demand surpasses
record levels in ‘03/04
Brazilian Fertilizer Shipments
0
2
4
6
8
10
12
14
16
18
20
22
24
26
92 93 94 95 96 97 98 99 00 01 02 03 04 05 06 07F
MMT
Source: ANDA and Mosaic

We currently project that total Brazilian fertilizer shipments will increase by 15% to a record high 24.1 million tonnes in 2007. The recovery in Brazil started at the end of 2006.
This is due to strong soybean prices, which began to increase last October and are now over $8 per bushel. On-farm economics have improved and corn plantings were record high for the recent Safrinha crop, which was planted in the first calendar quarter of 2007.  We expect a recovery in plantings and application rates for the soybean crop which will be planted at the end of this year.
4

Brazil Potash Imports to Recover Brazil Potash Imports to Recover Brazilian MOP Imports 0.0 1.0 2.0 3.0 4.0 5.0 6.0 7.0 Source: ANDA and Mosaic MMT KCL

The strong market conditions in Brazil this year are expected to result in a recovery in potash imports to around the 6.2 to 6.5 million tonne range. This is close to the previous record high potash import level set in 2005 and is a recovery of over 20% compared with last year.
In addition, last year we saw potash prices decline slightly in Brazil, but prices have increased by about
$65 per tonne over the last six months on a delivered basis.
5

Brazilian Processed Phosphate Imports
0.0
0.5
1.0
1.5
2.0
2.5
3.0
3.5
4.0
90 91 92 93 94 95 96 97 98 99 00 01 02 03 04 05 06E 07F
Source:  ANDA and Mosaic
MMT
TSP
DAP
MAP
Brazilian Phosphates imports
expected to increase 33%
Brazilian Phosphates imports
expected to increase 33%

Processed phosphate imports by Brazil are also expected to increase in 2007 and our current expectation is for a recovery of about 33%.
DAP and MAP imports were up 266% and 3% for the first four months this year.  The large increase in
DAP imports was the result of the strong Brazilian second corn crop for Safrinha in the first quarter of the year.  We expect to see a much stronger increase in MAP imports for the remainder of the year as the interest turns to fertilizers for soybean plantings.  This is based on the improving farm economics in
Brazil offset partially by the strengthening Brazilian currency.
6

Argentina will import record
tonnage again in 2007
Argentina will import record
tonnage again in 2007
Argentine Processed Phosphate Imports
0.0
0.2
0.4
0.6
0.8
1.0
1.2
1.4
90 91 92 93 94 95 96 97 98 99 00 01 02 03 04 05 06E 07F
Source:  Fertecon, IFA and Mosaic
MMT
MAP DAP TSP

While I realize this panel is on Brazil, let me briefly say something about Argentina, which continues to be another very strong market in South America.
High grain prices and low carryover stocks are expected to result in strong import demand prospects in
Argentina in 2007.
Total processed phosphate import demand from Argentina is forecast to increase 5% or 60,000 tonnes in 2007, which is on top of record high imports last year.
Mosaic has a strong presence in this market, including the recent opening of a single super phosphate plant – the only one in Argentina.
This concludes my brief remarks for this panel.  Thank you.
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